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                                                                    EXHIBIT 10.8

                               SECURED PROMISSORY NOTE

                          AMENDED AND RESTATED MAY 16, 1996



$250,000.00                                                      August 16, 1995
                                                           San Diego, California


          Collateral Therapeutics, Inc., a California corporation ("Obligor"), for value received, hereby promises to pay to Schering Berlin Venture Corp. ("Payee"), in lawful money of the United States at the address of Payee set forth below, the principal sum of TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS
(U.S. $250,000.00), together with simple interest on the unpaid principal at the rate per annum (computed on the basis of a 365 day year, actual days elapsed) one percent below the "Prime Rate" of the Bank of America (the "Bank") which is the base rate that such bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans
making reference thereto.   Each change in the rate of interest hereunder shall
become effective on the date each Prime Rate change is announced by the Bank. Unpaid principal together with all accrued interest shall be due and payable on demand by Payee at any time on or after January 1, 1998, unless there has been an Acceptance of a Qualified Gene as defined in a certain Collaboration Agreement dated May 6, 1996 between Schering AG and the Obligor (the "Collaboration Agreement") prior to October 1, 1997. Any demand may be in whole or in part.

     This Note is secured by a security interest on the assets of Obligor in favor of Payee pursuant to a Security Agreement dated August 16, 1995. If there has been no demand by Payee pursuant to the third sentence of the first paragraph above, all principal and interest of Note will be due and payable on Payee's demand on or after June 30, 1999, unless forgiven earlier by Payee pursuant to Section 6.3.2 of the Collaboration Agreement.

     Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all other matters which are treated as interest under applicable law, would exceed the amount of such interest computed on the basis of the maximum non-usurious rate of interest applicable to this Note, Obligor shall not be obligated to pay in excess of such maximum non-usurious rate during any such period.

     This Note may be prepaid, in whole or in part, at any time without premium or penalty. Any prepayment will be credited first against accrued interest, then against principal.

     By acceptance of this Note, Payee represents to Obligor that by reason of its business and financial experience it has the capacity to protect its own interests in this transaction and is accepting this Note for its own account and not with a view to resale or distribution. Neither this Note nor any interest herein


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may be assigned or transferred in any way without the prior written consent of
Obligor; provided, that Payee may direct Obligor to make payment under this Note to any entity controlling, controlled by or under common control with Payee.
Any attempted transfer without consent of Obligor shall be void.

          If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

          Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Obligor for cancellation.

          Obligor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. This Note is being delivered in and shall be construed in accordance with the laws of the State of California.

          In the event that Payee makes a demand for partial payment which is permitted by the terms of the Note and Obligor fails to make such payment on the date specified by Payee, Obligor shall be deemed to be in default hereunder. In the event of such default, Payee may, at Payee's option and in Payee's sole discretion, after giving notice of default to Obligor, accelerate the maturity of all amounts due under this Note.

          If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' fees and costs incurred by Payee.

          Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or delivered by facsimile transmission or one day after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:


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          If to Payee:         Schering Berlin Venture Corp.
                               110 East Hanover Avenue
                               Cedare Knolls, NJ  07927



          If to Obligor:      Collateral Therapeutics, Inc.
                              9360 Towne Center Drive
                              San Diego, CA 92121
                              Fax No. 530-2225

          Any payment shall be deemed made upon receipt by Payee. Payee or Obligor may change their addresses for purposes of this Note by giving to the other notice in conformance with the requirements of this Note. This Note may be modified only in writing executed by the party against whom enforcement of such modification is sought.

                                   COLLATERAL THERAPEUTICS, INC.,
                                   a California corporation


                                   By: /s/ Jack E. Reich, Ph.D.
                                      -------------------------------

                                   Title: President and CEO
                                         ----------------------------


ACCEPTED AND AGREED:

SCHERING BERLIN VENTURE CORP.

By
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Title:
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